BANK OF AMERICA (logo)

                                      Bank of America Corporation
                                      100 North Tryon Street
                                      Charlotte, NC 28255






Pricing Supplement No. 002 Dated February 12, 2001        Rule 424(b)(2)
(to Prospectus dated January 22, 2001)             File Number 333-47222
$3,000,000,000 InterNotes (sm)

Minimum Denomination:  $1000.00
Minimum Increments:    $1000.00
All trade settle flat and clear SDFS:  DTC Book Entry Only


Trade Date: Monday, February 12, 2001 @ 12:00 PM ET
Settlement Date: Thursday, February 15, 2001 @ 3:30 PM ET

CUSIP
 Number        06050WAC9    06050WAD7    06050XAC7    06050XAD5   06050XAE3
--------------
Coupon
 Rate            5.650%       5.950%      6.650%       7.000%      7.100%
-------------
Coupon            Semi-       Semi-        Semi-        Semi-       Semi-
 Frequency      Annually    Annually     Annually     Annually    Annually
-------------
Maturity
 Date*           2/15/04     2/15/06      2/15/11      2/15/16     2/15/21
-------------
Resale
 Price          100.000%     100.000%     100.000%     100.000%    100.000%
-------------
Gross
 Concession      0.625%       1.000%       1.500%       2.000%      2.500%
-------------
Net Proceeds
 To Issuer:   $12,323,493.75 $26,634,960  $22,445,195  $78,163,820 $38,887,875
-------------
Call Date      non-callable  non-callable non-callable  **callable  ***callable on 2/15/04  on 2/15/05
                                                        and every   and every
                                                        coupon date coupon date
                                                        thereafter  thereafter
-------------
Call Price     non-callable  non-callable non-callable   100.000%     100.000%
-------------
1st Coupon
 Date*          8/15/01       8/15/01     8/15/01        8/15/01       8/15/01
-------------
1st Coupon
 Amount         $28.25        $29.75      $33.25          $35.00        $35.50
-------------
Survivor's
 Option           Yes           Yes         Yes             Yes           Yes
-------------
Product         Senior      Senior    Subordinated  Subordinated  Subordinated
 Ranking      Unsecured    Unsecured   Unsecured     Unsecured      Unsecured
-------------   Notes        Notes       Notes         Notes          Notes
Moody's
 Rating          Aa2          Aa2         Aa3           Aa3          Aa3
-------------
S&P Rating        A+           A+          A             A            A


_______________
*If the maturity date or an interest payment date for any note is not a Business Day (as that term is defined in the Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.


**The InterNotes(sm) will be subject to redemption at the option of Bank of America Corporation, in whole, on the Interest Payment Date occuring 2/15/2004 and on any Interest Payment Date thereafter at a redemption price equal to 100% of the principal amount of the InterNotes(sm), plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.


***The InterNotes(sm) will be subject to redemption at the option of Bank of America Corporation, in whole, on the Interest Payment Date occurring 2/15/2005 and on any Interest Payment Date thereafter at a redemption price equal to 100% of the principal amount of the InterNotes(sm), plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.



InterNotes(sm) is the trade mark of Incapital, LLC.
All rights reserved.